Exhibit 99.1

NewAge, Inc. Receives Nasdaq Notice on Late Filing of its Form 10-Q

SALT LAKE CITY, August 18, 2022 – NewAge, Inc. (Nasdaq: NBEV) (the “Company” or “NewAge”), announced that on August 12, 2022 it received an additional delinquency notice from the Nasdaq Stock Market, dated August 11, 2022 (the “August Notice”), notifying the Company that it is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”) due to the Company’s failure to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 (the “June 30 Form 10-Q”) with the Securities and Exchange Commission (the “SEC”). The Rule requires listed companies to timely file all periodic financial reports with the SEC.

As previously disclosed, the Company received notices from Nasdaq on April 1, 2022 and May 12, 2022 (the “Prior Notices”) notifying the Company that it was not in compliance with the Rule due to the delay in the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Form 10-K”) and the delay in the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 (the “March Form 10-Q”), respectively.

In response to the Prior Notices, the Company submitted a plan of compliance to Nasdaq to regain compliance with the Rule and was granted an extension of up to 180 calendar days from the original filing due date of the Form 10-K, or until September 27, 2022, to regain compliance. As a result of the additional delinquency identified in the August Notice, the Company must submit an update to its original compliance plan to Nasdaq by August 26, 2022.

If the Company fails to timely regain compliance with the Rule, the Company’s common stock will be subject to delisting from Nasdaq.

About NewAge, Inc.

NewAge is a purpose-driven company dedicated to inspiring the planet to Live Healthy™. NewAge commercializes a portfolio of healthy products worldwide primarily through a direct selling route to market distribution system across more than 50 countries. The company competes in three major category platforms including health and wellness, inner and outer beauty, and nutritional performance and weight management — through a network of exclusive independent Brand Partners, empowered with the leading social selling tools and technology available worldwide. More information on the Company can be found at www.NewAgeGroup.com.

NewAge, Inc.

Forward Looking Statements

This press release contains forward-looking statements that are made under the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to the Company’s management. Forward-looking statements include statements regarding the Company’s expectations regarding the submission of an update to the compliance plan to Nasdaq and the Company’s ability to file the Form 10-K, the March 31 Form 10-Q and the June 30 Form 10-Q with the SEC. The Company’s actual results and the timing of events could materially differ from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC, each of which can be found on the SEC’s website, www.sec.gov, or the investor relations section of the Company’s website, investors.newagegroup.com. Except as required by law, the Company assumes no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contact:

Investors

IR@newage.com